Exhibit 23.1

                               SODAK GAMING, INC.



                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Sodak Gaming, Inc.:


We consent to incorporation by reference in the registration statement No. 33-92524 on Form S-8 of Sodak Gaming, Inc. of our reports dated February 16, 1998, relating to the consolidated balance sheets of Sodak Gaming, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which reports are included in the 1997 annual report on Form 10-K of Sodak Gaming, Inc. Our report refers to a change in accounting for pre-opening and start-up costs in 1997.



                            \s\ KPMG Peat Marwick LLP



Minneapolis, Minnesota
March 30, 1998